Exhibit 99.2

FBR WEBER SHANDWICK

Apropos Technology 2Q03 Conference Call

Leader, Frank Leonard

ID# 1699605

07/22/03

Date of Transcription:  July 24, 2003

Amy:

Good afternoon.  My name is Amy, and I will be your conference facilitator today.  At this time, I would like to welcome everyone to the Apropos Technology 2nd Quarter 2003 conference call.  All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks, there will be a question and answer period.  If you would like to ask a question during this time simply press * then the number 1 on your telephone keypad.  If you would like to withdraw your question, press the # key.  Thank you.

I will now turn the conference over to Ms. Leslie Loyet. Ma’am, you may proceed.

Leslie:

Thank you.  Good afternoon, everyone, and thank you again for joining us for Apropos’ 2nd Quarter conference call.  By now everyone should have received a copy of the press release that was sent out this afternoon.  If anyone needs a copy, it is available on Apropos’ website at www.apropos.com, or you can call my colleague, Karen Droba at 312-640-6770, and she will fax one over to you immediately.

Before I turn the call over to Kevin Kerns, Apropos’ president and CEO, I need to remind you that certain statements made during this conference call that are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although Apropos believes the expectations reflected in any forward-looking statements are based on reasonable assumption, they can give no assurance that its expectations will be attained.

Factors and risks that could cause actual results to differ materially from expectations are detailed in this afternoon’s press release and from time to time in the company’s filings with the SEC.  Additionally, we wanted to let people know that the information and statements made during the call are made as of the date of the call.  Listeners to any replay should understand that the passage of time by itself will diminish the quality of the statements.

Also, the contents of the call are the property of the company, and any replay or transmission of the call may be done only with the consent of Apropos Technology.  With that aside, I would now like to turn the call over to Kevin Kerns.  Please go ahead.

Kevin:

Thank you, Leslie.  Good afternoon, everyone.  Joining me today is Frank Leonard, our chief financial officer and senior vice-president.  The 2nd quarter of 2003 represented a difficult revenue quarter for the company.  The continuing delay in customer decisions has directly impacted the results of the quarter.  Despite posting a revenue shortfall, management’s focus on cost controls managed to keep operating losses in check, and reduced our cash usage to the lower level in over 3 years since the company went public.

During the quarter, the company achieved one of the most significant milestones in its history, the official release of the long-anticipated Version 6.0 Enterprise Edition.  With the availability of Version 6.0, we believe this company is in a much stronger position to expand its market and secure new channels of distribution for its products.

In a few moments, I will discuss the importance of this major milestone, and the impact it may have on our business in the coming quarter. Before I do, I would like to review our 2nd quarter results.

In the 2nd quarter, the company posted revenues of 4.7 million, ending June 30, 2003, down from 5.5 million in the 2nd quarter of 2002.  Two major channel orders with software valued at around $600,000 were anticipated to close in June but pushed into July.  One of these closed the first week of July, the other is still tracking to close this month.

The company received 6 new customer orders during the 2nd quarter.  New customer orders were received from Unisys Corporation, Associated News, and Telsk Korea.  The company also received a significant new order for Version 6.0 from one of the world’s largest internet companies.

Major add-on orders were also received from Schlumberger Network Systems and T-Netix.

License revenues in the 2nd quarter were 1.6 million, down from

2.3 million in the same period of 2002.  The license revenue decline can be attributed to fewer new customer wins, weaker channel contribution, and deferred customer decisions.  Despite overall channel activity improving, the number of actual deals that closed in the quarter was down from the previous quarter.  We anticipate that this trend will reverse in Q3, with channels contributing a larger percentage of our revenues than in Q2.

Despite the shortfall in license revenues, the company’s previous actions to reduce operating costs have had a significant impact on its operating loss and cash flows.  In the 2nd quarter, net operating losses dropped to 1.5 million compared to a net operating loss of 3.8 million in the same period a year ago.  This is the lowest operating loss since the company went public in the 1st quarter of 2000.

With lower operating costs, cash burn for the quarter also dropped to under 1.1 million, its lowest level since the 4th quarter of 2000.  Although this is a major improvement, the board and management are committed to get the company to break-even and profitability in the near future.

With the Version 6.0 release now complete, we have the opportunity to re-align our resources and focus more of our assets on driving revenue growth.  On July 21, the company took such an action by reducing cut-downs by another 25%, primarily in areas that are not revenue producing.  These actions will take an additional $1 million in quarterly cash operating costs out of the business, and focus more budget dollars toward driving an supporting customer and partner opportunities in the field.  With these cost-cutting measures fully implemented, the company will be on track to reach profitability in the not-too-distant future.

With the business right sized for current revenue levels, we have protected our strong cash position and guaranteed our long-term viability.  As of June 30, 2003, the company maintains over $39 million of cash and short-term investments.  Now our entire focus of the company turns toward the customer roll-out, partner adoption, and overall market penetration of Version 6.0.

In just a few moments, I will discuss some of our early V6 wins, and the response we are receiving from key customers and partners around the globe.

At this time, I would like to turn the call over to Frank, and have him describe in more detail the financial performance of the company in the 2nd quarter. Frank?

Frank:

Thank you, Kevin.  Revenues for the 2nd quarter of 2003, at $4.7 million, were down 15% from the $5.5 million from the year ago period.  In the current quarter, the software license revenue component totaled $1.6 million, a decrease of 31% from the $2.3 million in the 2nd quarter of 2002.  The explanation for this decrease was previously discussed by Kevin.

Revenue from services and other in the current quarter is $3.1 million, decreased $.1 or 4% in the year ago period.  Support revenues increased from 1.8 million to $2.2 million, but not enough to offset the decline in services, hardware, and billable travel.  Support revenue growth is consistent with the sequential quarterly increase that the company experienced throughout 2002 due to new customer cutovers and expansion of systems by existing customers.

On a geographic basis, North America business in the 2nd quarter of 2003 was 75% of revenues compared to 68% in the year ago quarter.  On a dollar basis, where all regions showed a decline in revenue compared to the year ago period, the most dramatic decrease was in Europe, which was down 37%.  In a channel basis, the indirect and OEM business in the 2nd quarter of 2003 was 24% compared to 22% for the same period a year ago.

In the current quarter, the company added 6 new customers.  Over 80% of these customers selected our multi-media capabilities for voice, e-mail or web.  The calculated average sales price for new customers totaled $187,000.  While this is down from the previous quarter, it is in line with the AFP levels during the 2nd half of 2002.

We still expect projects to be smaller in scope, and the buyer in general staying conservative. Gross margins for the 2nd quarter of

2003 of 72% improved from the 69% in the same quarter a year ago.  Even with the lower mix of higher-margin software revenue, this was more than offset by the service and other revenue margins in the current quarter, comparing favorably with the year ago period.  While principally due to better staff utilization in the professional services organization that includes customer support, there were also lower revenues from hardware and billable travel, which contributes little or no margin.

Operating expenses for the 2nd quarter of 2003 of $4.9 million are down 38% from the year ago quarter.  Lower operating costs were led by reduced staffing levels, bonus accruals, recruiting costs, and lower marketing spending.  These decreases were offset to a lesser extent by higher employee benefit costs and higher director and officer insurance premiums.

Total staffing, including the professional service organization, was 128 at June 2003 compared to 185 a year ago June.  The company’s loss from operations for the current quarter was $1.6 million.  This compared with a loss from operations for the prior year 2nd quarter of $4.1 million.  Even with the decline in revenues, cost reduction initiatives drove the 62% decline in loss from operations.

Interest income and other in the 2nd quarter of 2003 totaled $111,000 which is down 55% from the $244,000 in the prior year quarter.  While investment balances are down 17%, investment yields have also declined over the past year.

The US GAAP net loss for the 2nd quarter of 2003 of $1.5 million represents an improvement of 52% from the year ago net loss of $3.8 million.  The same was true for the net loss per share, with a current quarter net loss of $.09 per share, 52% lower than the net loss of $.23 per share a year ago.

With the continued strong balance sheet, the company remains a viable entity.  The cash and short-term investment balance as of June 30 is over $39 million.  These balances are conservatively invested in government agency bonds and money market accounts. The weighted average maturity on the investment portfolio was 20 days, with a current yield of 1.13%.

Trade receivables at June 2003 total $2.8 million.  The day sales outstanding at June 30 of 53 days remains unchanged from March 31.  It is the fourth consecutive quarter that the company’s DSO level has been below 60 days.

The cash burn for the 2nd quarter of 2003 and the trailing four quarters were 1.1 and $8 million respectively.  These amounts represent cash flows associated with operating losses, changes in working capital, capital expenditure needs, as well as other miscellaneous transactions.

In general, fluctuations in the company’s quarterly cash burn do impart to such items as change in revenue levels, increases or decreases in DSO levels, the timing of annual support billing, payments associated with restructuring charges, and large payments related to legal costs, accounting services and insurance payments.

Finally, our book value per share, based on $16,798,978 shares outstanding at June 30 was $2.36. The combined cash and short-term investment balances alone represent $2.34 per share.

Let me take a moment to discuss our expectations going forward.  I would again refer you to the opening remarks regarding forward-looking statements.  A sluggish economy and rising unemployment levels continue to impact overall buying behavior.  As a result, the company continues to lack any good visibility.  Like many other businesses, particularly those dealing with technology enhancements, it is extremely difficult to determine when a significant increase in capital spending may occur.

As a result of this poor revenue visibility, we continue to closely monitor our cost structure.  Management again took action in mid-July to reduce staffing levels approximately 25%, leaving staffing levels around 100 employees.  In addition to these personnel changes, we are also investigating cost initiatives for facility and insurance costs.  We anticipate operating expenses in the 3rd quarter, excluding the restructuring charge, to be near or below $4.2.

The 2nd quarter cash burn of $1.1 million was the lowest level since the company went public.  We anticipate the cash burn for the 3rd quarter will be in the range of $500,000-750,000.  We believe Apropos is a viable company that will survive these very trying economic times.  We have been making the tough decisions over the last several quarters to reduce costs in order to position the company to reach profitability.

While it is still our goal to be profitable, the lack of any reliable revenue visibility keeps the projection of a specific quarter unclear. With the newly-released Enterprise Edition of our multi-channel interaction management software solution, we are better positioned than ever to achieve our goal of profitability.

At this time, I would like to turn back the discussion to Kevin.

Kevin:

Thanks, Frank.  For the next few minutes, I would like to highlight the key business developments for the 2nd quarter, and share with you some of the initial feedback received from our customers and partners on the new Version 6.0 release.  In previous conference calls, we have discussed the significant investments made in new product development.

The culmination of these investments came with the successful release of our Version 6.0 Enterprise Edition on June 23.  We believe that the Version 6.0 product platform is a key to our ability to expand our market opportunities, establish new channels of distribution, and open up new markets for our technology beyond the traditional contact center.

As we continue to market our solution, a clear trend is beginning to establish itself.  The industry segments we continue to find broadest interest in adoption for our solution is in the vertical outsourcing and financial services areas.  If we look at our current customer base, we now have nearly a dozen active outsourcing customers around the globe who have selected the Apropos solution for their call center infrastructure.  These outsourcers range from one of the largest business consulting and outsourcing companies in the world to many smaller, more targeted vertical outsourcers who provide either IT services, contact center, or business process outsourcing, referred to as BPO, for specific vertical industries such a loan origination, mortgage processing, credit card processing, etc.

In the 2nd quarter alone, we closed 3 of our largest deals with outsourcers: Schlumberger, Unisys Corporation, and Telsk Korea. The Schlumberger agreement is a multi-year global sourcing contract where Apropos will provide the critical call center application infrastructure for a total of 11 different locations around the globe in order to support Schlumberger’s growing outsourcing business.

The Unisys deal is for state outsourcing for Medicare claims. And Telsk Korea, a joint venture with Telsk Canada, provides IT sourcing in Korea, China and the Philippines.  We believe that the Version 6.0 product is ideally suited for the outsourcing market based on its scalable architecture, high reliability, and lower total cost of ownership.

In comparison to other competitive products on the market, the Apropos Version 6.0 product can help outsourcers manage their service delivery more efficiently while lowering their unit cost and ultimately making them more competitive in securing new outsourcing clients.

In what has become a very competitive and lucrative market, outsourcers need solutions to help them drive higher productivity, improved measurement and recording, and lower unit costs in order to win new customers, business customers.  Version 6.0 delivers on all three.

On the financial services front, the company continues to fare quite well.  Financial services, including banking, credit card processing, mortgage lending and insurance, makes up Apropos’ largest number of installed-base customers.  Customers such as ABN-AMRO Bank, MetLife and Fannie Mae continue to buy more products and services.  Another trend we see emerging is that many of the traditional money center banks and large financial services companies have already made significant investments to automate their businesses and reduce their costs.  But many of the mid-market banks, credit unions and financial services companies are only now making those investment decisions.  We believe there is a great opportunity in this area, and a solution like Version 6.0 that delivers a solid return on investment is relatively easy to deploy, and comes with a lower total cost of ownership, can serve this market extremely well.

The company intends to develop targeted marketing campaigns to address these two vertical market segments, and align our sales efforts to maximize opportunities in these areas.

In addition, the company will be looking to expand its footprint with its current customer base.  With Version 6.0, the company now has the scalability, reliability and architecture to deliver enterprise-wide interaction management capabilities.

We believe there is a significant upselling opportunity in our existing customer base to expand the use of our product within both traditional and non-traditional contacts in our areas, such as customer service, help desk, human resources, order fulfillment, and web-based sales and service.

Over the past 60 days, we have been out in front of many of our existing clients presenting the new Version 6.0 product.  The feedback from these customer visits has been extremely positive.  Not only does Version 6.0 support an entirely new web standard architecture, but it continues to provide support for our traditional 32 bit Microsoft Widows customer base.  Independent of the underlying architecture, Version 6.0 delivers over 100 customer-specific enhancements.

With our largest customers, like Veritas, Accenture, and Schlumberger, Version 6.0 is critical to their future growth plans, and all three are either already using parts of Version 6.0 or are planning to upgrade in the coming months.  Version 6.0 has the capabilities these firms need to really grow their footprint while delivering critical uptime performance essential in managing a global 7x24 multi-site operation.

For some of our prospective and existing partners, the scalable resilience and embeddable architecture of Version 6.0 is a must to play in these markets.  We continue to work closely with our channel partners such as JD Edwards to fully integrate our Version 6.0 solution and maximize the market opportunities available in both ERP and CRM customers.

We are also working with our JD Edwards contacts to expand our current relationship with PeopleSoft, their new parent company.  We have held numerous discussions with the PeopleSoft team for the past several months, and continue to work hard toward establishing a broader business partnership between PeopleSoft and Apropos.

Overall the rollout response to Version 6.0 has been very encouraging.  It’s still very early, but there are positive signs that it has gained solid customer and partner support.  Some customers have already placed orders to upgrade.  Many others are trying to schedule the upgrade with their IT organizations, or putting it into their budgets for 2004.

During the quarter, the company secured its first new Version 6.0 customer from one of the world’s largest internet companies.  The order was for a new Version 6.0 secure webchat product with requirements for 85,000 live chats per day with a 99.5% uptime.  The system is planned to go into production in the 3rd quarter.

With Version 6.0 now commercially available, we will be pushing hard to expand our market through new and existing industry partnerships, focusing on those companies who have a clear product or a compelling business need, who have strong brand and market awareness, and to provide us a solid distribution channel for our best in class solution.  We will also strengthen our sales and marketing initiatives into the vertical outsourcing and financial services markets, and make sure we maximize the opportunities with our core customer base.

With over $39 million in cash and short-term investments, and cash burn coming down significantly over the next two quarters, the company will remain in a very strong financial position. The restructuring moves recently completed should have a direct and positive impact on the company’s ability to achieve profitability in the near term.

For our customers and our partners, these moves will insure that Apropos remains a strong and viable business partner for many years to come.  We appreciate your ongoing support of Apropos Technology.  And we are now ready for questions.

Amy:

At this time I would like to remind everyone, in order to ask a question, please press * then the number 1 on your telephone keypad.  We'll pause for just a moment to compile the Q&A roster. Once again, if you would like to ask a question, please press * then the number 1 on your telephone keypad.  We'll give everyone an additional moment to ask a question.  If you have a question, please press *1.

There are no questions at this time.

Kevin:	Thank you for joining us today. If any of you have further questions for either Frank or I, please feel free to contact us. And again, thank you for attending today's conference call. Thank you.

Amy:	Thank you for participating in today's Apropos Technology 2nd Quarter 2003 conference call. You may now disconnect.